PROSPECTUS SUPPLEMENT NO. 7

to the Prospectus dated June 9, 2008

(Registration No. 333-148953)

ICP SOLAR TECHNOLOGIES INC.

This Prospectus Supplement No. 7 supplements and amends our prospectus dated June 9, 2008, as supplemented and amended by Prospectus Supplement No. 1 dated June 17, 2008, Prospectus Supplement No. 2 dated June 23, 2008, Prospectus Supplement No. 3 dated August 5, 2008, Prospectus Supplement No. 4 dated September 15, 2008 Prospectus Supplement No. 5 dated September 15, 2008 and Prospectus Supplement No. 6 dated October 14, 2008 (collectively referred to herein as "Prospectus").

You should read this Prospectus Supplement No. 7 together with the Prospectus.

This Prospectus Supplement No. 7 includes the attached Current Report on Form 8K of ICP Solar Technologies Inc. as filed by us with the Securities and Exchange Commission on October 28, 2008.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 7 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 7 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 7 is October 28, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): October 22, 2008

ICP SOLAR TECHNOLOGIES INC.
 (Exact name of registrant as specified in its charter)

NEVADA	000-51790	20-0643604
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

7075 Place Robert-Joncas Unit 131
Montreal, Quebec H4M 2Z2
(Address of Registrant’s principal executive offices)

(514) 270-5770
(Registrant’s telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS

On October 28, 2008, ICP Solar Technologies Inc. (the "Company") announced, via press release, the resignation of Sheldon Reinhart as Chief Financial Officer and Chief Operating Officer, effective November 17, 2008. There was no disagreement between Mr. Reinhart and the Company regarding any matter relating to the Company’s operations, policies or practices. Mr. Reinhart will remain in the Company in a consulting capacity, on a part-time basis. The Company does not intend to hire a new CFO until after the completion of the acquisition of Ibersolar Energía, S.A. In the interim, Sass Peress, President and CEO of the Company will act as principal accounting officer.

The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(c)

Exhibits.

Exhibit

Description No.

99.1

Press Release issued by ICP Solar Technologies Inc. dated October 28, 2008 regarding the departure of its Chief Financial Officer and Chief Operating Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2008

ICP SOLAR TECHNOLOGIES INC.

/s/ Sass Peress
Sass Peress
President and Chief Executive Officer

ICP Announces Measures to Speed Path to Profitability

Right-Sizing the Operations and Focusing on Business Execution

MONTREAL, QUEBEC, CANADA – October 28, 2008 – ICP Solar Technologies Inc. (OTCBB: ICPR.OB, FRANKFURT: K1U.F), a developer, manufacturer and marketer of proprietary solar panels and products, today announced that it has implemented a process improvement program to cut costs and streamline its operations, speeding time to market and accelerating the company’s path to profitability. ICP has already taken steps in identifying corporate overhead costs and reducing supply chain inefficiencies such that approximately $700,000 in annualized expenses have already been earmarked. In this context, Sheldon Reinhart has resigned his full time position as CFO and will become a part time consultant to the company.

"Even as we experience robust demand across our innovative product lines, we are taking measures to rapidly transform the organization into a leaner, more focused company with an eye on profitability," said Sass Peress, Chairman and CEO of ICP Solar. "Given our improving top line performance and expected growth in 2009, we remain committed to increasing returns and accelerating our time to market with technology-leading solar applications. Our gross margins should also benefit immediately from lower material and transportation expenses tied to reduced fuel costs and a more competitive economic environment."

About ICP Solar Technologies, Inc:

ICP Solar is a developer, manufacturer and marketer of solar panels, solar cell based products, solar monitoring software and solar power management solutions. Through the application of its own intellectual property and next-generation technologies, the Company aims to be the solar industry's innovation leader. For the past 20 years, ICP Solar has been a lead innovator in the consumer solar market and has now begun to apply that same innovation philosophy to the OEM, rooftop and power generation segment of the solar industry. ICP Solar's management has over 50 years of experience in the renewable energy sector. ICP Solar markets its products under its Sunsei brand of solar products and is the North American licensee of the Coleman(R) brand in the solar charger category. ICP Solar is also helping the environment by offering these solar technologies and green solutions to the renewable energy sector. The company's headquarters are located in Montreal, Canada, with an R&D center in St. John’s Canada and additional locations in the USA, Ireland, France and the UK. Additional information may be found at www.icpsolar.com

ICP Solar Technologies Inc.
Sass Peress,
Chief Executive Officer
514-270-5770

Investor Relations:
Chris Witty
cwitty@darrowir.com
646-438-9385

This release may contain forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as "expects," "plans," "estimates," "intends," "believes," "could," "might," "will" or variations of such words and phrases. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of ICP Solar Technologies Inc. to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties which are described under the caption "Note Regarding Forward-looking Statements" and "Key Information - Risk Factors" and elsewhere in ICP Solar Technologies Inc.’s Annual Report for the fiscal year ended January 31,2008, as filed on EDGAR at www.sec.gov. The risk factors identified in ICP Solar Technologies Inc. Annual Report are not intended to represent a complete list of factors that could affect ICP Solar Technologies Inc. Accordingly, readers should not place undue reliance on forward-looking statements. ICP Solar Technologies Inc. does not assume any obligation to update the forward-looking information contained in this press release.